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                              ESCROW AGREEMENT


     ESCROW AGREEMENT made this day of September 24, 1998 between CANDIE'S, INC., a Delaware corporation with its principal place of business at 2975 Westchester Avenue, Purchase, New York 10577 (the "Corporation") Michael Caruso, as Trustee of the Claudio Trust dated February 2, 1990 residing at 2925 Mountain Maple Lane, Jackson, Wyoming 83001, Gene Montesano, residing 2501 Sycamore Canyon Drive, Montecito, CA 93108 (each a "Shareholder" and collectively the "Shareholders") and Tenzer Greenblatt LLP, as escrow agent (the "Escrow Agent").

     WHEREAS, the Corporation, Michael Caruso & Co., Inc., and the Shareholders have entered into a stock purchase agreement dated the date hereof (the "Stock Purchase Agreement") pursuant to which the Corporation, through its wholly owned subsidiary, will purchase all of the outstanding capital stock of Michael Caruso & Co., Inc. in consideration for a certain number of shares of the Corporation's common stock; and

     WHEREAS, it is a condition of the Stock Purchase Agreement that the Shareholders pledge a certain number of shares of the Corporation's Common Stock received by them in the Acquisition by depositing such shares into escrow with Escrow Agent;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

     1. DEPOSIT - Simultaneously with the execution of this Escrow Agreement, the Shareholders shall place into escrow the stock certificate(s) of the Shareholders representing the number of Shares set forth in Schedule A together with endorsed stock powers attached thereto (the "Pledged Candie's Shares").

     2. DISTRIBUTION OF ESCROWED SHARES - The Pledged Candie's Shares shall be held by Escrow Agent as security for the indemnification obligations of the Shareholders as set forth in Paragraph 8 of the Stock Purchase Agreement.
 Promptly after the date which is one (1) year from the date hereof, Escrow Agent shall release to the Shareholders one half of the originally Pledged Candie's Shares less the number of Pledged Candie's Shares having an aggregate value equal to the amount of any outstanding indemnification obligations which have been claimed by Candie's or Buyer in accordance with Paragraph 8 of the Stock Purchase Agreement (the "Indemnification Shares"), and (ii) promptly after the date which is two (2) years from the date hereof, Escrow Agent shall release to the Shareholders the

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remaining Pledged Candie's Shares, less the number of Indemnification Shares, if any, necessary, at such date, to satisfy outstanding indemnification obligations claimed by Candie's. For purposes of determining the number of Pledged Candie's Shares released or applied under the previous sentence, the value of each share of Candie's Common Stock shall be deemed to be the greater of (i) the closing sale price of a share of Candie's Common Stock on the Closing Date, or (ii) the closing sale price of a share of Candie's
Common Stock on the date on which the Pledged Candie's Shares are released or applied by Escrow Agent in payment of the indemnification obligations in question.

     3.   DUTIES OF THE ESCROW AGENT

          a. The Escrow Agent, by executing this Escrow Agreement, signifies its agreement to hold the Pledged Candie's Shares for the purposes as provided in this Escrow Agreement. In the event of any dispute or conflict between the Corporation and Shareholders as to the release of the Pledged Candie's Shares, such dispute or conflict shall be determined by appropriate court action. During the pendency of any disputes and until the final adjudication of such dispute (including expiration of time for appeal and petition for rehearing), the Escrow Agent shall be entitled to retain possession of the Pledged Candie's Shares.

          b. The Corporation and the Shareholders shall indemnify defend and hold Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred arising out of this Agreement (including reasonable legal fees and expenses) except Escrow Agent's gross negligence or willful misconduct, notwithstanding that Escrow Agent has acted as counsel for the Corporation under the Stock Purchase Agreement. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expenses unless the payment of such expense shall be made or provided for in a manner satisfactory to it.

     4. TERM - This Escrow Agreement shall remain in full force and effect for a term of two years or until all of the Pledged Candie's Shares have been distributed in accordance with the provisions hereof.

     5. NOTICES - All notices hereunder by any party to another shall be sent by telecopy, certified mail, return receipt requested, by overnight courier, or by personal delivery, addressed as set forth on the first page of this Escrow Agreement. Notices shall be deemed served (i) if sent by overnight courier, on the date of delivery of the notice by such overnight courier, and (ii) if sent by personal delivery, or by telecopy on the date of delivery if delivered or received prior

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to 5:00 P.M., and on the next business day if delivered or received after
5:00 P.M., or, if sent by certified mail, when received. A copy of all notices under this Escrow Agreement shall be given to Escrow Agent, 405 Lexington Avenue, New York, New York 10174.

     6. ENTIRE AGREEMENT MODIFICATION; BINDING EFFECT - This Escrow Agreement, together with the Stock Purchase Agreement dated the date hereof between the Corporation and the Shareholders, constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be assigned by either party or changed or modified except in a writing executed by the Corporation and the Shareholders.

     7. GOVERNING LAW - This Escrow Agreement shall be governed by the laws of the State of New York. The Corporation and Shareholder agree that, should there be any litigation relating to this Escrow Agreement, they shall bring such litigation in New York County, New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

                                       CANDIE'S, INC.

                                       By: /s/ Neil Cole
                                          ------------------------------------
                                           Neil Cole


                                       TENZER GREENBLATT LLP, as Escrow Agent

                                       By: /s/ TENZER GREENBLATT LLP
                                          ------------------------------------



                                       SHAREHOLDERS:

                                        /s/ Michael Caruso
                                       ---------------------------------------
                                       Michael Caruso, Trustee of the Claudio
                                        Trust dated February 2, 1990

                                        /s/ Gene Montesano
                                       ---------------------------------------
                                       Gene Montesano